Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563

(630) 954-0400

FOR IMMEDIATE RELEASE:	October 2, 2014

COMPANY: General Employment Enterprises, Inc.

General Employment Enterprises, Inc. Advances Towards Next Phase in its Growth Strategy as 2015 Fiscal Year Begins

General Employment Enterprises, Inc. (NYSE MKT: JOB) (the “Company”) advances towards the next phase of its future growth strategy as the Company enters the beginning of its 2015 Fiscal Year.

Following the Company’s Annual Meeting of Shareholders, Andrew Norstrud, Chief Executive Officer of General Employment, commented, “We have met a number of key internal milestones in the last year that have allowed us to build a solid foundation for future growth. We are closer than ever to achieving our long-term vision and truly moving this organization forward.”

Through the course of its 2014 Fiscal Year, the Company focused on stabilizing its financial reporting in addition to securing vital financing from its lending partners while simultaneously eliminating unnecessary administrative expenses. Additionally, the Company has significantly updated its infrastructure and implemented a leading edge, cloud-based technology platform that has transformed and streamlined internal business processes while powering the Company’s core talent acquisition strategy. Furthermore, the Company has placed significant emphasis and effort on expanding its core management team and enhancing its board with industry luminaries and other talented executives.

Finally, General Employment’s recent agreement with Pivot Companies, LLC, allows the Company to enhance its traditional suite of offerings with full service PEO and HRO solutions. This acquisition brings the Company closer to the goal of meeting all the needs of the growing staffing industry and also opens the door to future opportunities for organic growth and further strategic acquisitions.

Mr. Norstrud added, “This last year we’ve substantially set the stage for the next, prosperous phase of our journey. This Company has been in business for over 120 years, and I’m appreciative of the Board’s support and trust while we work earnestly on behalf of our exceptional employees, shareholders and partners.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

CONTACT: Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 769-3580

Fax: (630) 618-3774

E-mail: invest@genp.com

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company, through a network of branch offices located in 11 states, operates in two industry segments, providing professional staffing and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.